Exhibit 5.1

August 31, 2018

Ladies and Gentlemen:

I am the Chief Legal Officer for Baker Hughes, a GE company, a Delaware corporation (the “Company”), and have acted in such capacity in connection with the preparation and filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to 15,000,000 shares of Class A common stock, par value $0.00001 of the Company (the “Shares”), that may be delivered from time to time pursuant to the Baker Hughes, a GE company Employee Stock Purchase Plan (the “Plan”).

In connection with the foregoing, I have reviewed originals or copies identified to my satisfaction of the following documents:

(a)	The Registration Statement;

(b)	The Certificate of Incorporation and Second Amended and Restated Bylaws of the Company; and

(c)	Such other corporate records of the Company with respect to the offering of Shares and such other documents and instruments as I have deemed necessary or appropriate for the expression of the opinions contained herein.

I have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to me as originals and the conformity with originals of all documents submitted to me as copies.

Based upon and subject to the foregoing and having a regard for such legal considerations as I have deemed relevant, I am of the opinion that:

(a)	The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware; and

(b)	The authorized but not previously issued Shares which may be delivered under the Plan have been duly authorized by the Company and, when (i) issued and delivered by the Company in accordance with the Plan and (ii) paid for in full in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof. I express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of (i) the federal Laws of the United States, (ii) the General Corporation Law of the State of Delaware and (iii) the Laws of the State of Texas.

The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; and (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,
/s/ William D. Marsh
William D. Marsh
Chief Legal Officer